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                                                                EXHIBIT 10.40

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into on May 13, 1996 by and between United Dental Care, Inc., a Delaware corporation, (hereinafter referred to as "UDC"), and William H. Wilcox (hereinafter referred to as "Employee"), with reference to the following facts:

                                    RECITALS

         UDC desires to employ employee in the capacity and on the terms and conditions hereinafter set forth and employee is willing to serve is such capacity and on such terms and conditions.

         NOW, THEREFORE, it is hereby agreed to as follows:

         1. EMPLOYMENT. UDC hereby employs Employee as President and Chief Executive officer of UDC. References herein to UDC shall be deemed to include references to any and all subsidiaries.

         2. DUTIES. During his employment, Employee shall devote substantially all of his working time, energies and skills to the benefit of UDC's business. Employee agrees to serve UDC diligently and to the best of his ability. In his capacity as CEO, Employee shall report to the Board of Directors of UDC and shall have such duties, responsibilities, and authority as are set forth in the Bylaws of UDC and as typically identified with such position. In his capacity as CEO, Employee shall have authority to hire such staff as Employee determines is necessary and to determine the titles and compensation levels of such staff, subject to approval of the Compensation Committee for salaries over $100,000 and subject to the election by the Board of Directors of Officers.

         3. COMPENSATION. Employee's compensation under this Agreement shall be as follows:

                 (a) BASE SALARY. UDC shall pay Employee a base salary ("Base Salary") of $300,000 per year. In addition, the Board of Directors of UDC shall, in good faith, consider granting increases in such salary based upon such factors as Employee's performance and the growth and/or profitability of UDC, but it shall have no obligation to grant any such increases in compensation. Such Base Salary shall be payable at such times and in such installments as other UDC executives are paid. All payments shall be subject to the deduction of payroll taxes and similar assessments as required by law.

                 (b) BONUS. In addition to the Base Salary, Employee shall be eligible to receive bonus compensation in such amounts and at such times as the Compensation Committee of UDC shall, from time to time, determine.

         4. EXPENSES AND BENEFITS. Employee is authorized to incur reasonable expenses in connection with the business of UDC including expenses for entertainment, travel and similar matters. UDC will reimburse Employee for such expenses upon presentation by Employee of such accounts and records as UDC shall from time to time require. UDC also agrees to provide Employee with the following benefits:

                 (a) INSURANCE. Major medical health insurance and disability insurance as currently in place.




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                 (b)      EMPLOYEE BENEFIT PLANS. Participation in any other
employee benefit plans now existing or hereafter adopted by UDC for its employees.

                 (c) OTHER. Such items and benefits as UDC shall, from time to time, consider necessary or appropriate to assist Employee in the performance of his duties.

                 (d) VACATIONS. Employee shall be entitled (in addition to the usual public holidays) to a paid vacation for a period in each calendar year of four weeks, to be taken at such times as may be approved by UDC.

         5. TERM. The term of this Agreement shall be from the date of this Agreement to May 31, 1999, and shall thereafter be automatically renewed for successive two year terms; provided, however, that either party may terminate this Agreement at any time upon at least 60 days prior written notice. A determination by UDC to terminate this Agreement may be made only by an affirmative vote of not less than seventy-five percent (75%) of the members of the Board of Directors of UDC then in office. In the event of such termination by UDC, Employee shall be entitled to severance pay based on his Base Salary at the time of termination, plus a bonus (payable monthly on a pro rata basis) at a rate equal to the average annual bonuses paid to Employee for the two calendar years preceding the date of notice of termination for a period of 24 months following termination or until May 31, 1999, whichever is later. Such severance pay shall be payable in monthly installments and UDC shall continue the benefits set forth is Sections 4(a) and (b) for the period during which such severance payments are to be made. In addition, this Agreement shall terminate as provided for in Section 7 or upon the death of Employee.

         6.      DISABILITY

                 (a) In the event that Employee becomes Permanently Disabled (as hereinafter defined) during the term of this Agreement, Employee shall continue in the employ of UDC but his compensation hereunder shall be reduced to three-fourths of the Base Salary then in effect as set forth in
Section 3(a) hereof, commencing upon the determination of Employee's Permanent Disability and continuing thereafter until the first to occur of (i) 36 months or (ii) the death of Employee; and during such period of time, Employee shall not be entitled to payment of expenses or benefits specified in Section 4 hereof (except for reimbursement of expenses incurred by Employee prior to becoming Permanently Disabled), except that UDC shall continue to provide Employee with the insurance benefits specified in Section 4(a) hereof. The obligation of UDC for continuation of three-fourths of Employee's Base Salary shall be net of payments to Employee from the disability insurance referred to in Section 4(a) hereof.

                 (b) DEFINITION OF DISABILITY. For purposes of the Agreement, the terms "Permanent Disability" or "Permanently Disabled" shall mean three months of substantially continuous disability. Disability shall be deemed "substantially continuous" if, as a practical matter, Employee, by reason of his mental or physical health, is unable to sustain reasonably long periods of substantial performance of his duties. Frequent long illnesses, though different from the preceding illness and though separated by relatively short periods of performance, shall be deemed to be "substantially continuous." Disability shall be determined in good faith by the Board of Directors, whose decision shall be final and binding upon Employee. Employee hereby consents to medical examinations by such physicians and medical consultant as UDC shall, from time to time, require.





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         7.      TERMINATION BY UDC. UDC shall have the right to terminate
Employee's employment as hereinafter provided.

                 (a) TERMINATION BY UDC FOR CAUSE. UDC shall have the right to terminate Employee's employment under this Agreement for Cause by an affirmative vote to so terminate by not less than seventy-five percent (75%) of the members of UDC's Board of Directors, in which event, no compensation shall be paid or other benefits furnished to Employee after termination for Cause. Termination for Cause shall be effective immediately upon notice sent or given to Employee.

                 (b) DEFINITION OF CAUSE. For purposes of this Agreement, the term "Cause" shall mean and be strictly limited to: (i) conviction of a crime constituting a felony under state or federal law; (ii) commission of any material act of dishonesty against UDC; or (iii) willful and material breach of this Agreement by Employee.

         8. CHANGE OF CONTROL. For purposes of Section 9 of this Agreement, "Change of Control" shall mean: (i) a change of stock ownership of UDC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any successor Item of a similar nature; or
(ii) the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act) of securities of UDC representing 25% or more of the combined voting power of UDC's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board of Directors of UDC for any reason, unless the election, or the nomination for election by UDC's shareholders, of each director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred in connection with any merger or similar transaction to which UDC is a party if at least one-half of the members of the Board of Directors of the ultimate parent corporation of the surviving corporate group consist of persons who were member of UDC's Board or on the date hereof or persons elected or nominated for election by such persons.

                 (a) GOOD REASON. In the event of a Change of Control, Employee's Employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                          (i)     the assignment to the Employee of any duties
inconsistent in any material respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 2 of this Agreement or moving to an office more than 15 miles away, or any other action that results in material diminution in such position, authority, duties or responsibilities;

                          (ii)    any failure by UDC to comply with any of the
provisions of Section 3 of this Agreement, other than an isolated insubstantial and inadvertent failure not occurring in bad faith and which is remedied by UDC promptly after receipt of notice thereof given by the Employee.

                 (b) UDC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of UDC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that UDC would be required to perform if no such succession had taken place.





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         9.      STOCK OPTIONS. In the event that UDC elects to terminate this
Agreement pursuant to Section 5 or in the event of a Change of Control of UDC the Employee's employment is terminated by the Employee for Good Reason (or in the event UDC breaches this Agreement by termination of Employee without the notice required under Section 5 or without Cause under Section 7), then UDC shall amend all UDC stock options held by him and all restricted stock awards made to him (whether issued subject to forfeiture or to be issued when and if they become vested) so as to (a) cause to vest, immediately prior to the date of such Change in Control or termination of employment, all such then unvested stock options and restricted stock awards, and (b) provide Employee 90 days to exercise such options (or such greater period as may have been provided in the terms of such options). In addition, UDC will, consistent with all applicable laws and regulations, use its reasonable efforts to assist Employee in securing independent third party financing of the funds required by employee to exercise all vested but unexercised stock options held by him. If such financing is not so obtained by Employee, then UDC shall loan to Employee the funds required by Employee to exercise such options, which loan shall be repayable one year from the date made, will be secured by UDC's common stock purchased upon exercise of such options and will bear interest at the prime rate (floating) of Bank One - Texas, N.A. To the extent that UDC refuses or is unable to comply with the provisions of Section 9(a) hereof, the time period contemplated in Section 9(b) shall commence on the date UDC complies with the provision of said Section 9(a).

         10.     CERTAIN REDUCTION OF PAYMENTS BY UDC,

                 (a) Notwithstanding anything to the contrary in Sections 8 and 9 of this Agreement, in no event shall a Stock Option become immediately exercisable or the restrictions relating to Restricted Stock terminate upon the Employee's Termination if such acceleration would (i) cause any payment made to the Employee, whether pursuant to the terms of this Agreement or otherwise (a "Payment") to constitute an "excess parachute payment" within the meaning of
Section 28OG of the Internal Revenue Code of 1986, as amended (the "Code"), or
(ii) disqualify the transaction constituting the Change of Control from being accounted for as a "pooling of interests" within the meaning of APB No. 16, which, would qualify for such accounting treatment in the absence of such acceleration (the "Disqualification"). In the event acceleration of any Option Rights would cause any Payment to constitute an excess parachute payment, or would cause a Disqualification, the Compensation Committee of the UDC Board of Directors shall select the Stock Options which shall remain unexercisable so that no Payment shall constitute an excess parachute payment and/or no Disqualification shall occur. Any Stock Options which remain unexercisable upon the Employee's Termination by reason of this Section 11 (a) shall become exercisable as set forth in Section 11 (b) below.

                 (b) In the event that any Stock Option which is outstanding on the Employee's Termination has not become exercisable because of the application of this Section 11, such Stock Option will become exercisable in such manner and at such times as the Stock Option would have become exercisable if the Employee had not terminated employment, and the portion of any such Stock Option which becomes exercisable pursuant to this Section 11(b) shall remain exercisable until the earlier of the date which is 90 days following the date on which the Stock Option first becomes exercisable or the original expiration date of the Stock Option.





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         11.     NON-COMPETITION AND CONFIDENTIALITY.

                 (a) NON-COMPETITION. Employee recognizes and understands that in performing the responsibilities of his employment, he will occupy a position of fiduciary trust and confidence, pursuant to which he will develop and acquire experience and knowledge with respect to UDC's business. It is the expressed intent and agreement of Employee and UDC that such knowledge and experience shall be used exclusively in the furtherance of the interests of UDC and not in any manner which would be detrimental to UDC's interests. Employee further understands and agrees that UDC conducts its business within a specialized market segment throughout the United States, and that it would be detrimental to the interests of UDC if Employee used the knowledge and experience which he currently possesses or which he acquires pursuant to his employment hereunder for the purpose of directly or indirectly competing with UDC, or for the purpose of aiding other persons or entities in so competing with UDC, anywhere in the United States. Employee therefore agrees that so long as he is employed by UDC and for a period of the greater of (i) one year from the date of notification by Employee of termination or (ii) the time Employee is receiving a salary or severance payments or (iii) the time granted under
Section 9 to Employee to exercise stock options if options are exercised or
(iv) such time as UDC is loaning money or has a loan outstanding to Employee, unless Employee first secures the written consent of UDC, Employee will not directly or indirectly invest, engage or participate in or become employed by any entity in direct or indirect competition with UDC's business (which shall include the ownership and/or operation of managed dental plans) anywhere in the United States, or contract to do so. These non-competition provisions are not to be construed to prohibit Employee from being employed in the health care industry, but rather to permit him to be so employed so long as such employment does not involve Employee's direct or indirect participation in a business which is the same or similar to UDC's business (as defined above). In the event that the provisions of this Section 10 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be-reformed to the maximum time or geographic limitations permitted by applicable laws.

                 (b) REMEDIES. Employee acknowledges that the restrictions contained in Section 10(a), in view of the nature of the business in which UDC is engaged, are reasonable and necessary to protect the legitimate interests of UDC. Employee understands that the remedies at law for his violations of any of the covenants or provisions of Section 10(a) will be inadequate, that such violation will cause irreparable injury within a short period of time, and that UDC shall be entitled to preliminary injunctive relief against such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies UDC shall have in law and equity for the enforcement of those covenants and provisions.

         12.     GENERAL PROVISIONS.

                 (a) NOTICES. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 11 (a). Notice deleted personally shall be deemed communicated as of the actual receipt; mailed notices shall be deemed communicated as of three days after mailing.





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         If to Employee:                   William H. Wilcox
                                           9726 Rockbrook Rd.
                                           Dallas, Texas 75220

         If to UDC:                        14755 Preston Road, Suite 515
                                           Dallas, Texas 75240
                                           Attention: Jack R. Anderson, Chairman

                 (b) PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

                 (c) GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                 (d) ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

                 (e) ASSIGNMENT. This Agreement shall inure to the benefit of and bind the parities hereto and their respective legal representatives, successors and assigns.

                 (f) ENTIRE AGREEMENT. This Agreement supersedes any and all other Agreements, either oral or in writing, between the parties hereto with respect to employment of Employee by UDC and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, have been embodied herein, and no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

                          IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date first written above.


                                           UNITED DENTAL CARE, INC.


                                           By: /s/ JACK R. ANDERSON
                                              ----------------------------
                                              Jack R. Anderson, Chairman


                                           EMPLOYEE:


                                           /s/ WILLIAM H. WILCOX
                                           ----------------------------
                                           William H. Wilcox


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